EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in this Registration Statement of Sontra Medical Corporation on Form S-3 of our report dated January 25, 2006, except for Note 15 as to which the date is March 9, 2006, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-KSB of Sontra Medical Corporation for the year ended December 31, 2005.

We also consent to the reference to our Firm under the caption “Interests of Named Experts and Counsel” in the Prospectus, which is a part of this Registration Statement.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts
March 31, 2006